EXHIBIT 21


                    Subsidiaries of Little Switzerland, Inc.
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Subsidiaries of Little Switzerland, Inc. include the following:

A.      L.S. Wholesale, Inc., a Massachusetts corporation

B. L.S. Holding, Inc., a U.S. Virgin Islands corporation and the following subsidiaries thereof:

        1. Little Switzerland (Antigua) Limited, an Antigua and Bermuda corporation

        2. L.S. Holding N.V., an Aruba corporation and the following subsidiary thereof:

               (a)    Little Switzerland N.V., an Aruba corporation

        3.     L.S. Holding N.V., a Curacao corporation

        4.     Montres et Bijoux, S.A.R.L., a St. Martin corporation

        5.     World Gifts Imports N.V., a St. Maarten corporation

        6. Little Switzerland St. Kitts-Nevis Limited, a St. Kitts-Nevis corporation

        7.     Little Switzerland (St. Lucia) Limited, a St. Lucia corporation

        8. Little Switzerland (British Virgin Islands) Limited, a British Virgin Islands Corporation

        9.     L.S. Holding (USA), Inc., an Alaska corporation

        10.    World Gift Imports (Barbados) Limited, a Barbados Corporation